Exhibit 99.8

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D filed herewith (and any amendments thereto) relating to the common stock of Hall of Fame Resort & Entertainment Company, a Delaware corporation, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated this 13th day of July, 2020.

James Dolan	Gordon Pointe Management, LLC

	By:	/s/ James Dolan
/s/ James Dolan		James Dolan, its managing member